Exhibit 23.1

HARRIS & GILLESPIE CPAS, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated June 12th, 2014 on the financial statements of Somo, Inc. as of May 31, 2014 and for the period July 11, 2013 (inception) through May 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 3rd day of December, 2014.

/S/ Harris & Gillespie CPA’s, PLLC